Exhibit 10.3
PERFORMANCE-BASED RESTRICTED STOCK UNIT
AND
PERFORMANCE-BASED CASH AWARD AGREEMENT
UNDER THE
R.G. BARRY CORPORATION
AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AND PERFORMANCE-BASED CASH AWARD AGREEMENT (the “Agreement”), is made to be effective as of the 26th day of September, 2011 (the “Grant Date”) by and between R.G. Barry Corporation (the “Company”) and the individual whose name appears at the end of this Agreement (the “Participant”) who is an employee of the Company or one of its Subsidiaries, and evidences the grant by the Company of (i) a Performance-Based Award of Restricted Stock Units (the “RSU Award”) and (ii) Performance-Based Cash Awards (the “Cash Awards” and, together with the RSU Award, the “Awards”) to the Participant and the Participant’s acceptance of the Awards in accordance with the provisions of the R.G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”). The Company and the Participant agree as follows:
1. Basis for the Awards. The RSU Award is granted to Participant pursuant to Sections 6.02 and 11.00 of the Plan and the Cash Awards are granted to Participant pursuant to Sections 10.00 and 11.00 of the Plan. The Awards, which are both performance-based, are granted for services rendered to the Company by the Participant. All capitalized terms that are used in this Agreement without definition shall have the definitions given to them in the Plan.
2. Award.
(a) Grant of RSU Award. The number of restricted stock units (“Restricted Stock Units”) subject to the RSU Award is set forth on Annex A hereto, which shall be subject to the terms and conditions set forth in the Plan and this Agreement including without limitation Sections 12.04 and 13.04 of the Plan.
(b) Grant of Cash Awards. The number of Cash Awards is set forth on Annex B hereto, which shall be subject to the terms and conditions set forth in the Plan and this Agreement including without limitation 13.04 of the Plan.
3. Terms and Conditions.
(a) Settlement.
(i) Each Restricted Stock Unit, after having vested in accordance with Section 4, shall entitle the Participant to receive one common share of the Company (a “Share”) upon the applicable Settlement Date, as described herein.
(ii) Each of the Cash Awards, after having vested in accordance with Section 4, shall entitle the Participant to a cash payment equal to the value of a Share on the applicable Settlement Date, as described herein.

(b) No Voting or Dividend Rights. The Participant shall have no right to exercise any voting rights or receive dividends or distributions with respect to the Cash Awards. Unless and until the Restricted Stock Units are settled, the Participant shall have no right to exercise any voting rights associated with the Shares underlying the Restricted Stock Units or receive any dividends or other distributions otherwise payable with respect to the Shares underlying the Restricted Stock Units.
4. Vesting of Award.
(a) Conditions to Vesting. Subject to Sections 6 and 7 of this Agreement, and provided that the Participant remains an Employee from the Grant Date through the Vesting Date (as defined in Section 4(b) below), the Committee shall determine the percentage of Award that may vest and/or be forfeited based on the Company’s diluted Annual Earnings Per Share (“Annual EPS”) for the fiscal year ending June 30, 2012 (the “2012 Fiscal Year”) in accordance with the following chart:

Level of	Annual EPS for the	Percentage of Award	Percentage of Award
Performance	2012 Fiscal Year	Vesting	Forfeited

Threshold	*	One-third	Two-thirds

Target	*	Two-thirds	One-third

Maximum	*	100%	0%

*	Omitted as confidential financial information, the disclosure of which would result in competitive harm to the registrant.
(b) Determination of Vesting. Following the end of the 2012 Fiscal Year and in accordance with Section 11.04 of the Plan, the Committee shall determine the extent of the achievement by the Company of the Annual EPS for the 2012 Fiscal Year. Based on this determination, and in accordance with the chart set forth in Section 4(a), the Committee shall certify the number of Restricted Stock Units and the number of Cash Awards that vest. To the extent that the Company’s Annual EPS falls between two stated levels of performance, the Committee shall determine the percentage of each of the Awards vesting (and the corresponding number of Restricted Stock Units and Cash Awards) using linear interpolation, which determination shall be final and binding on the Participant. The date on which the Committee makes the determinations described in this Section 4(b) shall be the “Vesting Date.” No portion of either of the Awards shall vest or be settled until the Committee has made such determination.

5. Settlement of Awards.
(a) Time of Settlement. Subject to Sections 6 and 7 and the Plan, including Section 12.05 thereof, and provided Participant remains an Employee on each Settlement Date, all vested Restricted Stock Units (“Vested RSUs”) and vested Cash Awards (“Vested Cash Awards” and, together with the Vested RSUs, the “Vested Awards”) shall be settled on the following dates in the following manner (each, a “Settlement Date”):
(i) 33% of the Vested Awards shall be settled within 60 days of the Vesting Date (the “First Settlement Date”);
(ii) an additional 33% of the Vested RSUs shall be settled within 60 days of the second anniversary of the Vesting Date (the “Second Settlement Date”); and
(iii) the final 34% of the Vested RSUs shall be settled within 60 days of the third anniversary of the Vesting Date (the “Third Settlement Date”).
(b) Form of Settlement.
(i) Vested RSUs. The Company shall issue one Share in settlement of each Vested RSU, with any fractional Share settled in cash based on the closing price of a Share on the applicable Settlement Date. The Company shall cause a Share certificate to be delivered to the Participant or the Participant’s electronic account with respect to the Share being issued. The number of Shares delivered shall be net of the number of Shares, if any, withheld pursuant to Section 11.
(ii) Vested Cash Awards. The Company shall make a cash payment, less applicable withholdings, equal to the closing price of a Share in settlement of each vested Cash Award on the applicable Settlement Date.
6. Termination of Employment. In the event of the Participant’s Termination of Service (regardless of the reason for such Termination of Service), the unvested portion of each of the Awards shall immediately terminate and be canceled, without any payment or consideration by the Company. Notwithstanding the foregoing, in the event of the Participant’s death or Disability: (a) any portion of either of the Awards that is unvested at the date of death or Disability shall vest in accordance with Section 4 as if Participant had remained an Employee through the Vesting Date and shall be settled in the form described in Section 5 on the first Settlement Date following the Vesting Date; and (b) any portion of the Award that has vested but not yet been settled shall be settled in the form described in Section 5 on the next Settlement Date following the date of death or Disability.
7. Effect of a Business Combination.
(a) If the Company consummates a Business Combination prior to the Vesting Date, the Award shall be deemed to have vested at the “target” level of performance (i.e., as though the Annual EPS for the 2012 Fiscal Year was * per Share) and the Participant shall be entitled to receive a pro rata portion of each of the Awards determined by multiplying (i) the number of Shares or the amount of cash, as the case may be, issuable upon settlement of each of the Award by (ii) a fraction, the numerator of which is the number of whole months between July 3, 2011 and the date of consummation of the Business Combination, and the denominator of which is the number of whole months in the 2012 Fiscal Year. Settlement of the portion of the Award vesting pursuant to this Section 7(a) shall be made in a single lump sum within 30 days following the date of such Business Combination.

*	Omitted as confidential financial information, the disclosure on which would result in competitive harm to the registrant.

(b) If the Company consummates a Business Combination after the Vesting Date, the portion of the Award that has vested but not been settled at the time of such Business Combination shall be settled in the form described in Section 5 within 30 days following the date of such Business Combination.
8. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Shares or make any payment of cash to the Participant hereunder, if such issuance, transfer or payment shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to or to take any other affirmative action in order to cause the issuance or transfer of stock pursuant thereto to comply with any law or regulation of any governmental authority.
9. No right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.
10. Representations and Warranties of Participant. The Participant represents and warrants to the Company that:
(a) Agrees to Terms of the Plan. The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. The Participant acknowledges that there may be adverse tax consequences upon the settlement of the Restricted Stock Units and the Cash Awards and that the Participant should consult a tax adviser prior to such time.
(b) Cooperation. The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.
11. Taxes and Share Withholding. At such time as the Participant has taxable income in connection with the Awards (a “Taxable Event”), the Company or any Subsidiary shall have the right to withhold from other amounts owed to the Participant, or to require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local withholding tax requirements resulting from such Taxable Event. In addition, the Committee, in its discretion, may allow the Participant to elect to reimburse the Company for any withholding obligation with respect to a Taxable Event relating to the Restricted Stock Units (but not the Cash Awards) (a) by having Shares otherwise issuable pursuant to the Restricted Stock Award withheld by the Company having an aggregate Fair Market Value equal to, but not in excess of an amount equal to, the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the related Taxable Event or (b) by delivering to the Company previously acquired common shares of the Company that the Participant has owned for at least six months and having an aggregate Fair Market Value equal to, but not in excess of an amount equal to, the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event.

12. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him or her at his or her address as recorded in the records of the Company. Notwithstanding the foregoing, at such time as the Company maintains a policy for delivery of notice by e-mail, notice may be given in accordance with such policy.
13. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to its conflict of law principles.
14. Electronic Transmission. The Company reserves the right to deliver any notice or Award by email in accordance with its policy or practice for electronic transmission and any written Award or notice referred to herein or under the Plan may be given in accordance with such electronic transmission policy or practice.
[signature page attached]

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the day and year first above written.

COMPANY: R.G. BARRY CORPORATION
By:

PARTICIPANT:
By:
ANNEX A
Number of Restricted Stock Units granted to Participant on September 26, 2011:
ANNEX B
Number of Cash Award Units granted to Participant on September 26, 2011: